Exhibit 99.1

News Release

MMC REPORTS THIRD QUARTER 2010 RESULTS
Underlying Revenue Growth Across All Businesses

NEW YORK, November 9, 2010 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the third quarter ended September 30, 2010.

Brian Duperreault, MMC President and CEO, said: “We are pleased with the progress our company has made, not only in the third quarter but throughout the year. In the quarter, all four of our Operating Companies produced strong underlying revenue growth, the first time this has occurred since 2007.

“The Risk and Insurance Services segment grew revenue in an environment of continued soft market conditions in the property and casualty marketplace. Marsh produced strong new business globally, with revenue growth across all geographic regions. Guy Carpenter generated excellent revenue growth, reflecting new business production and high retention rates. In our Consulting segment, we were pleased with  the revenue growth at Oliver Wyman.  Mercer achieved a marked improvement in revenue, with growth in each of its businesses -- consulting, outsourcing, and investment management.

“Looking ahead, our plan is to produce long-term growth in revenue and earnings, maintain low capital requirements, generate high levels of cash, and reduce the company’s risk profile.”

MMC Consolidated Results
MMC’s consolidated revenue in the third quarter of 2010 rose 7 percent to $2.5 billion from the third quarter of 2009, or 4 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. For the nine months ended September 30, 2010, MMC’s consolidated revenue was $7.8 billion, an increase of 7 percent, or 2 percent on an underlying basis.

MMC reported income from continuing operations of $128 million, or $.22 per share, compared with income of $207 million, or $.38 per share, in the third quarter of 2009. Discontinued operations, net of tax, was $43 million, or $.08 per share, compared with $18 million, or $.03 per share, in the prior year. For the third quarter of 2010, net income was $168 million, or $.30 per share, compared with $221 million, or $.41 per share, in the prior year. Earnings per share on an adjusted basis in the third quarter of 2010, which excludes noteworthy items as presented in the attached supplemental schedules, was $.27 per share. This compares with adjusted earnings per share of $.48 per share in the third quarter of 2009, which included the favorable impact of a net tax credit of $.18 per share.

For the nine months ended September 30, 2010, MMC’s income from continuing operations was $373 million, or $.65 per share, compared with $536 million, or $.98 per share, in 2009.  Discontinued operations, net of tax, was $292 million, or $.53 per share, compared with a loss in the prior year. Net income was $652 million, or $1.18 per share, compared with $204 million, or $.38 per share, in the prior year.  Adjusted earnings per share for the first nine months of 2010 was $1.23. This compares with adjusted earnings per share of $1.23 in the prior year period, which included the favorable impact of a net tax credit of $.18 per share.

Risk and Insurance Services
Risk and Insurance Services segment revenue in the third quarter of 2010 was $1.3 billion, an increase of 8 percent from the third quarter of 2009.  Excluding fiduciary interest income, underlying revenue in Risk and Insurance Services increased 3 percent. Operating income in the third quarter of 2010 rose 12 percent to $142 million, compared with $127 million in last year’s third quarter. Adjusted operating income increased 4 percent in the third quarter of 2010 to $165 million.

For the nine months ended September 30, 2010, segment revenue was $4.3 billion, an increase of 9 percent from the prior year period, or 1 percent on an underlying basis.  Operating income rose 12 percent in the first nine months of 2010 to $747 million, compared with $669 million in the same period in 2009. Adjusted operating income rose 7 percent in the first nine months of 2010 to $825 million.

Marsh’s revenue in the third quarter of 2010 rose 9 percent to $1.1 billion, or 3 percent on an underlying basis. Underlying revenue growth in the United States / Canada was 3 percent in the third quarter of 2010; international operations rose 2 percent, reflecting growth of 4 percent in Latin America, 3 percent in Asia Pacific, and 1 percent in EMEA. The positive momentum from new business generation continued in the third quarter. Guy Carpenter’s third quarter 2010 revenue rose 4 percent to $233 million, or 3 percent on an underlying basis, reflecting strong new business generation.

Consulting
Consulting segment revenue increased 5 percent to $1.2 billion in the third quarter of 2010, or 6 percent on an underlying basis. For the first nine months of 2010, segment revenue increased 5 percent to $3.5 billion, or 3 percent on an underlying basis.  Operating income increased 31 percent to $138 million in the third quarter of 2010, compared with $105 million in the third quarter of 2009. Adjusted operating income rose 11 percent in the third quarter of 2010 to $144 million, compared with $130 million the same period in 2009. For the nine months ended September 30, 2010, adjusted operating income rose 16 percent to $387 million.

Mercer’s revenue increased 6 percent to $881 million in the third quarter of 2010, or 6 percent on an underlying basis. Mercer’s consulting operations produced revenue of $622 million, an increase of 5 percent on an underlying basis from the third quarter of 2009; outsourcing, with revenue of $168 million, rose 4 percent; and investment consulting and management, with revenue of $91 million, grew 17 percent. Oliver Wyman’s revenue increased 3 percent to $322 million in the third quarter of 2010, or 6 percent on an underlying basis, compared with the prior year quarter. Oliver Wyman’s largest practice, financial services, produced a double-digit revenue increase for the third consecutive quarter.

Other Items
On August 3, 2010, MMC completed the sale of Kroll for $1.13 billion. On September 15, 2010, MMC funded the maturity of its $550 million 5.15 percent senior notes. The company’s next debt maturity is $250 million of senior notes due March 15, 2012. On September 30, 2010, cash and cash equivalents was $1.7 billion. MMC increased its quarterly dividend 5 percent to $.21 per share, effective with the fourth quarter payment on November 15. Additionally, on September 15, 2010 MMC’s Board of Directors authorized a $500 million share repurchase program.

Conference Call
A conference call to discuss third quarter 2010 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 888 542 1104. Callers from outside the United States should dial 719 325 2344. The access code for both numbers is 8641182.The live audio webcast may be accessed at www.mmc.com.  A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With over 50,000 employees worldwide and annual revenue of approximately $10 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

●	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

●	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

●	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

●	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

●	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

●
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

●	the impact on our net income caused by fluctuations in foreign currency exchange rates;

●	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

●	the impact of competition, including with respect to pricing, and the emergence of new competitors;

●	our ability to successfully recover should we experience a disaster or other business continuity problem;

●	changes in applicable tax or accounting requirements; and

●
potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$2,524	$2,354	$7,765	$7,267

Expense:
Compensation and Benefits	1,586	1,533	4,775	4,553
Other Operating Expenses	699	626	2,376	1,908
Total Expense	2,285	2,159	7,151	6,461

Operating Income	239	195	614	806

Interest Income	6	3	13	13

Interest Expense	(60)	(59)	(180)	(180)

Investment Income (Loss)	(2)	22	24	(25)

Income Before Income Taxes	183	161	471	614

Income Tax Expense (Credit)	55	(46)	98	78

Income from Continuing Operations	128	207	373	536

Discontinued Operations, Net of Tax	43	18	292	(320)

Net Income Before Non-Controlling Interests	$171	$225	$665	$216

Less: Net Income Attributable to Non-Controlling Interests	3	4	13	12

Net Income Attributable to MMC	$168	$221	$652	$204

Basic Net Income Per Share – Continuing Operations	$0.23	$0.38	$0.66	$0.98
– Net Income, Attributable to MMC	$0.30	$0.41	$1.19	$0.38

Diluted Net Income Per Share – Continuing Operations	$0.22	$0.38	$0.65	$0.98
– Net Income, Attributable to MMC	$0.30	$0.41	$1.18	$0.38

Average Number of Shares Outstanding – Basic	543	524	539	521
– Diluted	548	526	543	522
Shares Outstanding at September 30	543	526	543	526

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,083	$989	9%	(1)%	7%	3%
Guy Carpenter	233	223	4%	-	2%	3%
Subtotal	1,316	1,212	9%	-	6%	3%
Fiduciary Interest Income	11	14	(11)%	1%	-	(13)%
Total Risk and Insurance Services	1,327	1,226	8%	-	6%	2%

Consulting
Mercer	881	831	6%	(1)%	1%	6%
Oliver Wyman Group	322	313	3%	(2)%	-	6%
Total Consulting	1,203	1,144	5%	(1)%	1%	6%

Corporate / Eliminations	(6)	(16)

Total Revenue	$2,524	$2,354	7%	(1)%	4%	4%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:
				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$332	$317	5%	(5)%	9%	1%
Asia Pacific	125	109	15%	6%	6%	3%
Latin America	73	68	6%	2%	-	4%
Total International	530	494	7%	(2)%	7%	2%
U.S. / Canada	553	495	12%	1%	8%	3%
Total Marsh	$1,083	$989	9%	(1)%	7%	3%

Mercer:
Retirement	$256	$264	(3)%	(2)%	-	(1)%
Health and Benefits	224	212	6%	(1)%	-	8%
Rewards, Talent & Communications	142	121	18%	-	6%	12%
Total Mercer Consulting	622	597	4%	(1)%	1%	5%
Outsourcing	168	157	6%	1%	1%	4%
Investment Consulting & Management	91	77	17%	-	-	17%
Total Mercer	$881	$831	6%	(1)%	1%	6%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Nine Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$3,454	$3,168	9%	2%	6%	1%
Guy Carpenter	791	731	8%	1%	5%	2%
Subtotal	4,245	3,899	9%	2%	6%	1%
Fiduciary Interest Income	33	42	(21)%	3%	-	(24)%
Total Risk and Insurance Services	4,278	3,941	9%	2%	5%	1%

Consulting
Mercer	2,568	2,466	4%	3%	-	1%
Oliver Wyman Group	958	904	6%	-	-	6%
Total Consulting	3,526	3,370	5%	2%	-	3%

Corporate / Eliminations	(39)	(44)

Total Revenue	$7,765	$7,267	7%	2%	3%	2%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:
				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,256	$1,182	6%	1%	4%	1%
Asia Pacific	363	304	19%	9%	4%	6%
Latin America	191	172	11%	5%	(1)%	7%
Total International	1,810	1,658	9%	3%	4%	2%
U.S. / Canada	1,644	1,510	9%	1%	8%	-
Total Marsh	$3,454	$3,168	9%	2%	6%	1%

Mercer:
Retirement	$795	$811	(2)%	2%	-	(4)%
Health and Benefits	676	648	4%	1%	-	4%
Rewards, Talent & Communications	337	336	-	2%	2%	(3)%
Mercer Consulting	1,808	1,795	1%	1%	-	(1)%
Outsourcing	491	453	8%	5%	-	3%
Investment Consulting & Management	269	218	23%	6%	-	17%
Total Mercer	$2,568	$2,466	4%	3%	-	1%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures”, within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP.  MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin
 Adjusted operating income (loss)  is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income.  The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended September 30, 2010 and 2009.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Other	Total
Three Months Ended September 30, 2010
Operating income (loss)	$142	$138	$(41)	$239
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	20	6	4	30
Settlement, Legal and Regulatory (b)	3	–	–	3
Other (c)	–	–	(3)	(3)
Operating income adjustments	23	6	1	30

Adjusted operating income (loss)	$165	$144	$(40)	$269

Operating margin	10.7%	11.5%	N/A	9.5%
Adjusted operating margin	12.4%	12.0%	N/A	10.7%
Three Months Ended September 30, 2009
Operating income (loss)	$127	$105	$(37)	$195
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	29	25	–	54
Settlement, Legal and Regulatory (b)	2	–	–	2
Operating income adjustments	31	25	–	56

Adjusted operating income (loss)	$158	$130	$(37)	$251

Operating margin	10.4%	9.2%	N/A	8.3%
Adjusted operating margin	12.9%	11.4%	N/A	10.7%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.  The third quarter of 2010 also includes severance and related charges of $9 million for cost reduction activities related to acquisitions made in 2010.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees.

(c) Reflects payments received related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the Risk Consulting & Technology segment.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP.  MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin
 Adjusted operating income (loss)  is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income.  The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the nine months ended September 30, 2010 and 2009.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Other		Total
Nine Months Ended September 30, 2010
Operating income (loss)	$747	$(21)	$(112)		$614
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	70	8	9		87
Alaska Litigation Settlement	–	400 (c)	–		400
Settlement, Legal and Regulatory (b)	8	–	–		8
Accelerated Amortization	1	–	–		1
Other	(1)	–	(10	) (f)	(11)
Operating income adjustments	78	408	(1)		485

Adjusted operating income (loss)	$825	$387	$(113)		$1,099

Operating margin	17.5%	N/A	N/A		7.9%
Adjusted operating margin	19.3%	11.0%	N/A		14.2%
Nine Months Ended September 30, 2009
Operating income (loss)	$669	$274	$(137)		$806
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	106	31	18	(d)	155
Incremental Professional Liability costs	–	30 (e)	–		30
Settlement, Legal and Regulatory (b)	(9)	–	–		(9)
Accelerated Amortization	6	–	–		6
Other	–	–	3		3
Operating income adjustments	103	61	21		185

Adjusted operating income (loss)	$772	$335	$(116)		$991

Operating margin	17.0%	8.1%	N/A		11.1%
Adjusted operating margin	19.6%	9.9%	N/A		13.6%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.  The nine months of 2010 also includes severance and related charges of $34 million for cost reduction activities related to acquisitions made in 2010.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and similar actions initiated by other states, including indemnification of former employees for legal fees.  The nine months of 2009 includes a credit of $50 million for previously expensed legal fees.

(c)  Reflects net settlement of litigation brought by the state of Alaska against Mercer.  Under the terms of the settlement agreement, Mercer paid $500 million, of which $100 million was covered by insurance.

(d) Reflects adjustments to estimated future rent and other real estate costs primarily related to previously vacated space in MMC’s New York headquarters.

(e)  Reflects incremental professional liability costs in the period at Mercer, which are now presented as a noteworthy item solely for the purpose of providing a more meaningful comparison of year-over-year adjusted operating income in the Consulting segment.

(f)  Primarily reflects $8 million of payments related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the Risk Consulting & Technology segment.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)
Adjusted Income, net of tax
Adjusted income, net of tax is calculated as: MMC’s GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table. The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three and Nine Months Ended September 30, 2010 and 2009:
	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended September 30, 2010
Income from continuing operations		$128	$123	$0.22
Add operating income adjustments	$30
Deduct impact of income tax expense	(10)
		20	20	0.04
Income from continuing operations, as adjusted		148	143	0.26
Add Kroll adjusted operating income, net of tax		3	3	0.01
Adjusted income, net of tax		$151	$146	$0.27

Nine Months Ended September 30, 2010
Income from continuing operations		$373	$353	$0.65
Add operating income adjustments	$485
Deduct impact of income tax expense	(185)
		300	296	0.55
Income from continuing operations, as adjusted		673	649	1.20
Add Kroll adjusted operating income, net of tax		20	20	0.03
Adjusted income, net of tax		$693	$669	$1.23

Three Months Ended September 30, 2009
Income from continuing operations		$207	$200	$0.38
Add operating income adjustments	$56
Deduct impact of income tax expense	(16)
		40	39	0.07
Income from continuing operations, as adjusted		247	239	0.45
Add Kroll adjusted operating income, net of tax		14	13	0.03
Adjusted income, net of tax		$261	$252	$0.48

Nine Months Ended September 30, 2009
Income from continuing operations		$536	$511	$0.98
Add operating income adjustments	$185
Deduct impact of income tax expense	(65)
		120	117	0.22
Income from continuing operations, as adjusted		656	628	1.20
Add Kroll adjusted operating income, net of tax		16	15	0.03
Adjusted income, net of tax		$672	$643	$1.23

Notes:
1) Income from continuing operations and adjusted income, net of tax for the three and nine months ended September 30, 2009 include a net benefit of $0.18 per share from the resolution of tax matters in certain jurisdictions resulting from the expiration of statutes of limitations and audit settlements.

2) Adjusted income, net of tax includes the adjusted operating income of Kroll (but not the impact of the disposal transaction) to appropriately reflect the operating benefit derived by MMC during its ownership. This will facilitate a more meaningful comparison to future results which will benefit from the use of proceeds from the Kroll sale.

Marsh & McLennan Companies, Inc.
Supplemental Expense Information
(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Depreciation and Amortization Expense	$79	$79	$237	$229
Stock Option Expense	$3	$3	$14	$8

Marsh & McLennan Companies, Inc.
Supplemental Information – Discontinued Operations
(Millions) (Unaudited)

On August 3, 2010, MMC completed the sale of Kroll to Altegrity for cash proceeds of $1.13 billion.  Kroll’s results of operations are reported as discontinued operations in MMC’s consolidated statements of income.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended September 30,
	2010	2009
Kroll Operations
Revenue	$56	$171
Expense	52	151
Net operating income	4	20
Provision for income tax	1	8
Income from Kroll operations, net of tax	3	12
Other discontinued operations, net of tax	(7)	-
Income (loss) from discontinued operations, net of tax	(4)	12

Disposals of discontinued operations (b)	35	14
Provision (credit) for income tax	(12)	8
Disposals of discontinued operations, net of tax	47	6
Discontinued operations, net of tax	$43	$18

	Nine Months Ended September 30,
	2010	2009
Kroll Operations
Revenue	$381	$530
Expense (a)	345	806
Net operating income	36	(276)
Provision for income tax	16	16
Income from discontinued operations, net of tax	20	(292)
Other discontinued operations, net of tax	(7)	-
Income (loss) from discontinued operations, net of tax	13	(292)

Disposals of discontinued operations (b)	42	4
Provision (credit) for income tax (c)	(237)	32
Disposals of discontinued operations, net of tax	279	(28)
Discontinued operations, net of tax	$292	$(320)

(a) Includes goodwill impairment charge of $315 million in the nine month period of 2009.

(b) Includes gain on sale of Kroll in the three and nine month periods of 2010 and a loss on the sale of Kroll Government Services in the nine months of 2009.

(c)  The provision/(credit) for income taxes related to the disposal of discontinued operations for the nine months ended September 30, 2010 primarily represents the recognition of tax benefits recorded in the second quarter, when MMC concluded the sale of Kroll was probable.  The nine months of 2010 also includes a tax provision of $36 million on the sale of Kroll Lab Specialists.

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	September 30, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$1,695	$1,707
Net receivables	3,055	2,724
Current assets of discontinued operations	-	221
Other current assets	295	279

Total current assets	5,045	4,931

Goodwill and intangible assets	6,647	6,219
Fixed assets, net	816	850
Pension related assets	271	94
Deferred tax assets	1,221	1,234
Non-current assets of discontinued operations	-	1,085
Other assets	903	924

TOTAL ASSETS	$14,903	$15,337

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$9	$558
Accounts payable and accrued liabilities	1,780	1,751
Accrued compensation and employee benefits	1,043	1,290
Liabilities of discontinued operations	-	116
Dividends payable	115	-

Total current liabilities	2,947	3,715

Fiduciary liabilities	4,322	3,559
Less – cash and investments held in a fiduciary capacity	(4,322)	(3,559)
	-	-

Long-term debt	3,028	3,034
Pension, postretirement and post-employment benefits	945	1,182
Liabilities for errors and omissions	441	518
Other liabilities	1,127	1,025

Total stockholders’ equity	6,415	5,863

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,903	$15,337